     Immediate
     Scott Monette
     314/877-7113

                           RALCORP HOLDINGS ANNOUNCES
                        THIRD QUARTER FISCAL 2002 RESULTS

ST. LOUIS, MO, JULY 30, 2002 Ralcorp Holdings, Inc. (NYSE: RAH) today announced net sales for its third quarter ended June 30, 2002 of $314.9 million, up 9 percent from $289.9 million in the three months ended June 30, 2001. Net earnings for the third quarter were $20.2 million compared to $14.4 million for the same quarter last year, while diluted earnings per share were $.66 compared to $.48 a year ago.

For the nine-month periods ended June 30, 2002 and 2001, net sales were $953.5 million and $864.1 million, respectively, an increase of $89.4 million, or 10 percent. Net earnings for the current year's first nine months improved to $47.6 million, or $1.56 per diluted share, up more than 50 percent compared to prior year nine-month net earnings of $30.8 million, or $1.03 per diluted share.

The following should be considered when comparing the fiscal 2002 results to those of the corresponding fiscal 2001 periods:
* Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 million as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses. The net amount was $4.2 million ($2.6 million after taxes), or $.09 per diluted share.
* On January 31, 2001, Ralcorp completed the purchase of the wet products portion of The Torbitt & Castleman Company, LLC, with $80 million in annual sales. On January 30, 2002, Ralcorp completed the purchase of Lofthouse Foods Incorporated, with $70 million in annual sales. Ralcorp's reported results include the results of these companies since their respective acquisition dates.
* On October 1, 2001, the Company adopted FAS 142, "Goodwill and Other Intangible Assets," which stops the amortization of goodwill and requires a goodwill impairment test at least annually. In the third quarter and first nine months of fiscal 2001, Ralcorp's goodwill amortization expense was $2.1 million and $5.8 million ($1.7 million and $4.7 million after taxes), or $.06 and $.16 per diluted share, respectively.

NET SALES BY SEGMENT                    Three Months Ended     Nine Months Ended
(in millions)                                 June 30,              June 30,
-------------------------------------   ------------------    ------------------
                                          2002       2001       2002       2001
                                        -------    -------    -------    -------
Ralston Foods                           $  76.5    $  74.2    $ 235.5    $ 229.7
Bremner                                    87.2       61.6      244.3      191.5
                                        -------    -------    -------    -------
  Cereals, Crackers & Cookies             163.7      135.8      479.8      421.2
  Dressings, Syrups, Jellies & Sauces     114.4      113.4      343.3      305.3
  Snack Nuts & Candy                       36.8       40.7      130.4      137.6
                                        -------    -------    -------    -------
    Total Net Sales                     $ 314.9    $ 289.9    $ 953.5    $ 864.1
                                        =======    =======    =======    =======

PROFIT CONTRIBUTION BY SEGMENT          Three Months Ended     Nine Months Ended
(in millions)                                 June 30,              June 30,
-------------------------------------   ------------------    ------------------
                                          2002       2001       2002       2001
                                        -------    -------    -------    -------
  Cereals, Crackers & Cookies           $  17.5    $  13.1    $  54.2    $  43.4
  Dressings, Syrups, Jellies & Sauces       4.1        3.0       10.4        3.5
  Snack Nuts & Candy                        4.0        3.4       14.7       11.3
                                        -------    -------    -------    -------
    Total Segment Profit Contribution   $  25.6    $  19.5    $  79.3    $  58.2
                                        =======    =======    =======    =======

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CEREALS,  CRACKERS  &  COOKIES
------------------------------

Third quarter net sales for the Cereals, Crackers & Cookies segment were up $27.9 million from last year, primarily due to additional sales from the Bremner cracker and cookie division. Through nine months, the segment's sales were up $58.6 million, as the Ralston Foods cereal division and Bremner contributed increases of $5.8 million and $52.8 million, respectively. While Bremner benefited from the acquired Lofthouse business, third quarter and first nine months sales volumes and net sales at its other cookie businesses also grew about 25 percent from last year as a result of ongoing expansion with existing customers and additional short-term and long-term co-manufacturing business. Cracker volumes were down slightly in both periods due to lower demand for saltines. At Ralston Foods, incremental sales to existing customers, driven by several recent product introductions and additional distribution of established items, have been offset partially by price concessions and less co-manufacturing business. Ready-to-eat cereal volume was up 3 percent from last year's third quarter and up 2 percent through the first nine months. Hot cereal volume was up 10 percent for the third quarter and 4 percent for the first nine months.

Profit contribution for the Cereals, Crackers & Cookies segment improved more than 33 percent for the third quarter and 24 percent through nine months, primarily as a result of the incremental profit from Lofthouse and improved cereal profits. The segment benefited from favorable volumes, plant efficiencies, and lower freight and energy costs, offset partially by price concessions and lower co-manufacturing margins. In addition, last year's profit for the third quarter and first nine months was reduced by $.6 million and $1.9 million of goodwill amortization expense, respectively.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------

Third quarter and nine-month net sales for the Company's Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, increased $1.0 million and $38.0 million, respectively. As noted previously, last year's nine-month results include only five months of sales from Torbitt & Castleman, acquired January 31, 2001. The addition of new customers and increased business with major existing customers also contributed to this segment's sales growth but was partially offset by a reduction of volume with a co-manufacturing customer.

The segment's profit also increased from the comparable prior year periods, improving $1.1 million for the quarter and $6.9 million for the nine months ended June 30. Approximately one fourth of the nine-month increase is attributable to the additional four months of results from Torbitt & Castleman in the current year. The segment also benefited from the continuing cost reduction efforts begun during fiscal 2001, including two plant closures. In addition, last year's profit for the third quarter and first nine months was reduced by $.9 million and $2.1 million of goodwill amortization expense, respectively. These benefits were offset partially by ingredient cost increases and continued pricing pressures in the current year.

SNACK  NUTS  &  CANDY
---------------------

Third quarter and nine-month net sales for the Snack Nuts & Candy segment, also known as Nutcracker, declined 10 percent and 5 percent, respectively. The third quarter drop was primarily the result of the loss of several major customers in competitive bidding.

Despite lower sales, third quarter and nine-month segment profit contribution increased $.6 million and $3.4 million, respectively, from the corresponding periods last year. This is attributable primarily to favorable ingredient costs, which have continued to fall throughout the past year. In addition, last year's profit for the third quarter and first nine months was reduced by $.6 million and $1.8 million of goodwill amortization expense, respectively.

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BUSINESS  SEGMENTS  -  COMBINED
-------------------------------

Interest expense dropped to $1.2 million and $4.7 million for the three and nine months ended June 30, 2002, respectively, from $3.9 million and $12.7 million in the corresponding periods of the prior year. For the fiscal 2002 periods, the weighted average interest rates on the Company's debt, practically all of which incurs interest at variable rates, were about half of last year's average rates. In addition, Ralcorp has been able to reduce its debt levels during the past year as cash from operations has exceeded cash needs for business acquisitions and capital expenditures. Further, on September 24, 2001 the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis, and Ralcorp reduced its outstanding debt with approximately $60 million of proceeds from this agreement. Discounts related to this agreement totaled $.2 and $.9 million in the third quarter and first nine months of fiscal 2002, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Food Business EBITDA (earnings before interest, income taxes, depreciation and amortization, excluding equity earnings from the Vail investment, plant closure and relocation costs, and the net merger termination fee) was $93.4 million for the nine months ended June 30, 2002. This represents an 15 percent improvement over the $81.1 million Food Business EBITDA in the corresponding period of the prior year.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------

Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. [NYSE:MTN]. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarters. For the third quarter ended June 30, 2002, this investment resulted in non-cash pre-tax earnings of $10.6 million ($6.9 million after taxes), compared to $9.3 million ($6.0 million after taxes) for last year's third quarter. Through nine months, after-tax equity earnings were $7.3 million for fiscal 2002 and $5.9 million for fiscal 2001. As discussed in two June Vail Resorts' press releases, Vail Resorts has made a change in its revenue recognition policy and is restating historical results to reflect the new policy. Through June 30, 2002, Ralcorp's equity earnings were based on the net income of Vail Resorts under the old policy. When Vail Resorts reports the cumulative historical effect of its restatement, the Company will determine the appropriate timing and amount of the required adjustment to its equity earnings. The Company currently estimates that its share of the cumulative effect will reduce cumulative diluted earnings per share by approximately $.06.

ADDITIONAL  INFORMATION
-----------------------

See the attached schedule and notes for additional information on the quarter and nine-month results for both years.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###





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

                             RALCORP HOLDINGS, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                       (In millions except per share data)

                                         Three Months Ended   Nine Months Ended
                                               June 30,            June 30,
                                          -----------------   -----------------
                                            2002      2001      2002      2001
                                          -------   -------   -------   -------
Net Sales                                 $ 314.9   $ 289.9   $ 953.5   $ 864.1
                                          -------   -------   -------   -------

Costs and Expenses
  Cost of products sold                     251.5     233.5     763.8     699.8
  Selling, general and administrative        41.3      38.8     122.0     114.0
  Interest expense, net                       1.2       3.9       4.7      12.7
  Plant closure and relocation costs            -        .2         -       1.6
  Merger termination fee, net
    of related expenses                         -         -         -      (4.2)
                                          -------   -------   -------   -------
    Total Costs and Expenses                294.0     276.4     890.5     823.9
                                          -------   -------   -------   -------
Earnings before Income Taxes
  and Equity Earnings                        20.9      13.5      63.0      40.2
Income Taxes                                  7.6       5.1      22.7      15.3
                                          -------   -------   -------   -------

Earnings before Equity Earnings              13.3       8.4      40.3      24.9
Equity in Earnings of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes        6.9       6.0       7.3       5.9
                                          -------   -------   -------   -------

Net Earnings                              $  20.2   $  14.4   $  47.6   $  30.8
                                          =======   =======   =======   =======

Earnings per Share
  Basic                                   $   .67   $   .48   $  1.59   $  1.03
  Diluted                                 $   .66   $   .48   $  1.56   $  1.03

Weighted Average Shares Outstanding
  Basic                                      30.0      29.9      29.9      29.9
  Diluted                                    30.6      30.1      30.4      30.1

Notes:

1. During the fourth quarter of fiscal 2001, the Company implemented accounting reclassifications as a result of EITF 00-10, 00-14, and 00-25. These reclassifications had no impact on net earnings or earnings per share but did affect reported net sales, costs of products sold, and selling, general and aministrative expenses. All periods presented reflect these reclassifications.

2. Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses.
